                                                                    Exhibit 10.1

                                    N2K INC.

                              EMPLOYMENT AGREEMENT

                                       OF

                                LAWRENCE L. ROSEN

                               TABLE OF CONTENTS

                                                                                Page
 1.      POSITION AND RESPONSIBILITIES......................................     1

 2.      TERM...............................................................     1

 3.      COMPENSATION AND REIMBURSEMENT.....................................     2

 4.      PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.................     4

 5.      CHANGE IN CONTROL..................................................     5

 6.      TERMINATION UPON RETIREMENT, DEATH, AND DISABILITY.................     6

 7.      TERMINATION FOR CAUSE..............................................     7

 8.      NOTICE.............................................................     7

 9.      CONFIDENTIALITY....................................................     8

10.      NON-COMPETITION....................................................     8

11.      SOURCE OF PAYMENTS.................................................     9

12.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.............     9

13.      NO ATTACHMENT......................................................     9

14.      MODIFICATION AND WAIVER............................................     9

15.      SEVERABILITY.......................................................    10

16.      HEADINGS FOR REFERENCE ONLY........................................    10

17.      GOVERNING LAW......................................................    10

18.      PAYMENT OF LEGAL FEES..............................................    10

19.      INDEMNIFICATION....................................................    10

20.      SUCCESSOR TO THE COMPANY...........................................    11

                              EMPLOYMENT AGREEMENT

         This AGREEMENT is made effective as of February 13, 1996 by and between N2K Inc. (the "Company"), a corporation organized under the laws of Pennsylvania, with its principal administrative office at 55 Broad Street, New York, New York 10004 and Lawrence L. Rosen (the "Executive").

         WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement; and

         WHEREAS, the Executive is willing to serve in the employ of the Company on a full-time basis for said period.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES.

         During the period of his employment hereunder, Executive agrees to serve as Chairman and Chief Executive Officer of the Company. The Executive shall serve as a full time employee of the Company to perform such duties as the Company may from time to time reasonably direct. The Executive's responsibilities will include, among other things, (i) developing and assisting in the development of new products and business for the Company, (ii) supervising the preparation and development of budgets for the Company for approval by the Board of Directors, and (iii) developing and directing the Company's online services, CD-ROM capabilities and media and technology areas. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary of the Company. Notwithstanding the above, the Executive may maintain his interests existing as of the date hereof in the entities set forth on Schedule 1 hereto (the "Permitted Interests") so long as the services rendered by the Executive in connection with the Permitted Interests do not substantially interfere with the Executive's performance of his duties under this Agreement.

2.       TERM.

         (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date hereof, and shall continue for a period of forty-eight (48) full calendar months thereafter (the "Expiration Date"). Unless written notice shall have been delivered by the party desiring to terminate this Agreement, which written notice shall have been delivered not later than 120 days prior to the Expiration Date (including the Expiration Date with respect to any renewed term), this Agreement shall be renewed for consecutive one (1) year periods.

         (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, and reasonable vacation periods, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Company; provided, however, that, with the approval of the Board of Directors of the Company (the "Board"), as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Company, or materially affect the performance of Executive's duties pursuant to this Agreement.

         (c) Notwithstanding anything herein contained to the contrary: (i) Executive's employment with the Company may be terminated by the Company or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement upon such terms and conditions as the Board and Executive may mutually agree.

3.       COMPENSATION AND REIMBURSEMENT.

         (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1. The Company shall pay Executive as compensation a salary of not less than $200,000 per year ("Base Salary"). Such Base Salary shall be payable in accordance with the Company's payroll practice in effect from time to time. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive's Base Salary. An increase shall become the "Base Salary" for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Company shall also provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Company.

         (b) The Executive shall also receive an annual bonus amount to be determined by the Board, provided such bonus shall be in an amount of not less than $50,000.00 (the "Annual Bonus") until such time as Executive's Base Salary has increased to at least $250,000 per year; thereafter, Executive shall continue to be entitled to receive an annual bonus in an amount to be determined by the Board in its sole discretion. The Executive shall only be eligible for an annual bonus as long as the Executive remains an employee of the Company.

         (c) The Executive will be entitled to five (5) weeks paid vacation annually. The Company will provide the Executive, at Executive's election, with either (i) an automobile allowance of not less than $800 per month or (ii) the use of an automobile throughout the term hereof and the Company will pay for all automobile insurance and all operating costs (i.e., gas, tolls, parking fees, etc.) associated with the Executive's use of the Executive's automobile in fulfillment of the Executive's duties under this Agreement. The Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans (i.e., 401(k) plans), supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plan, medical coverage or any other employee benefit plan or arrangement made available by the Company currently or in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Company in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement. In addition the Company shall obtain term life insurance, naming the Executive's designee as beneficiary, in the face amount, at all times, equal to the maximum allowable amount under the Company's existing insurance policy.

         (d) In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by paragraphs (b) and (c) of this Section 3, the Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement.

         (e) Simultaneously with the execution of this Agreement, the Company shall grant to the Executive, pursuant to a stock option agreement satisfactory to the Executive, incentive stock options to purchase 500,000 shares of common stock and additional non-qualified options to purchase 421,098 shares of common stock of the Company at an exercise price of $.80 per share (being the present fair market value of such stock). In the event Executive is a holder of more than ten percent (10%) of the combined voting power of the Company at the time of the grant, the exercise price of any incentive stock option shall be $.88 per share in accordance with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended; provided, however, that in such event, upon each exercise of all or a portion of such incentive stock options, Executive shall receive a bonus at the time of exercise equal to (A) an amount which is equal to $.08 per share, net the maximum combined federal, state and local tax rates then applicable to Executive, multiplied by (B) the number of shares with respect to which the incentive stock option is then exercised. Such options will vest equally over a four (4) year period commencing on the date hereof, subject to Sections 4(e) and 5 (e) hereof.

4.       PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

         The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 7 and 14.

         (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Company of Executive's full-time employment hereunder for any reason, including, without limitation, the Company's failure to renew this Agreement, other than a Change in Control (as defined in Section 5(a) hereof), upon Retirement (as defined in Section 6 hereof), death or Disability (as defined in Section 6 hereof), or for Cause (as defined in Section 7 hereof);
(ii) Executive's resignation from the Company's employ, upon any (A) failure to elect or reelect or to appoint or reappoint Executive as Chief Executive Officer, (B) unless consented to by the Executive, a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, (and any such material change shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement or (D) material breach of this Agreement by the Company. Upon the occurrence of any event described in clauses (A), (B), (C) or (D), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, three (3) calendar months after the event giving rise to said right to elect.

         (b) Subject to Section 10 hereof, upon the occurrence of an Event of Termination, the Company shall be obligated to pay Executive, or, as severance pay or liquidated damages, or both, an amount equal to the sum of (i) eighteen
(18) months of the Executive's Base Salary at the time of the occurrence of the Event of Termination plus (ii) the average of the Annual Bonus amount for the three (3) prior years (or such lesser time number of years, in the event that the Executive has been employed by the Company for less than three (3) years) multiplied by 1.5. Such payment shall be made in equal monthly installments during the eighteen (18) months following Executive's termination.

         (c) Upon the occurrence of an Event of Termination, the Company will cause to be continued life, medical, dental and disability coverage (to the extent available) substantially identical to the coverage maintained by the Company for Executive prior to his termination for eighteen (18) months.

        (d) Upon the occurrence of an Event of Termination, the Executive will be entitled to receive vested benefits due him under or contributed by the Company on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability (if coverage is available under the Company's current policy) or other employee benefit plan maintained by the Company on the Executive's behalf to the extent that such benefits are not otherwise paid to Executive under a separate provision of this Agreement.

         (e) Upon the occurrence of an Event of Termination, any unexercised stock options granted to the Executive pursuant to Section 3(d) of this Agreement shall immediately vest and be immediately exercisable upon the Executive's receipt of the Notice of Termination relating to such Event of Termination for a period of ninety (90) days thereafter.

5.       CHANGE IN CONTROL.

         (a) No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Company as set forth below. For purposes of this Agreement, a "Change in Control" of the Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 (a) of the current report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") if the Company were (or is) required to file reports pursuant to the Exchange Act; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, shall be, for purposes of this clause (A), considered as though he were a member of the Incumbent Board; or (B) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the Company is not the resulting entity; or (C) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company shall be distributed; or (D) a tender offer is made for 20% or more of the voting securities of the Company then outstanding.

         (b) If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from his dismissal or his resignation at any time during the term of this Agreement following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or benefits or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the change in control), unless such termination is because of his death, or Termination for Cause.

         (c) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of (x) eighteen (18) months of the Executive's Base Salary at the time of the occurrence of the Change in Control plus (y) the average of the Annual Bonus amount for the prior three (3) years (or such lesser number of years, in the event that the Executive has been employed by the Company for less than (3) three years) multiplied by 1.5. At the election of the Executive, which election is to be made within thirty (30) days of the Date of Termination following a Change in Control, such payment shall be made in a lump sum or paid in equal monthly installments during the eighteen (18) months following Executive's termination. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of the Agreement.

         (d) Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Company will cause to be continued life, medical, dental and disability coverage (if coverage is available under the Company's current policy) substantially identical to the coverage maintained by the Company for Executive prior to his severance for eighteen (18) months following termination.

         (e) Upon the occurrence of a Change of Control, any unexercised stock options granted to the Executive pursuant to Section 3(d) of this Agreement shall immediately vest and be immediately exercisable.

6.       TERMINATION UPON RETIREMENT, DEATH, AND DISABILITY.

         (a) Termination by the Company of the Executive based on "Retirement" shall mean termination in accordance with the Company's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company and other plans to which Executive is a party.

         (b) This Agreement shall automatically terminate upon the death of the Executive.

         (c) If the Executive is Disabled (as defined below) for a continuous period of six (6) months, the Company may terminate this Agreement upon written notice to the

Executive. If the Company terminates the Executive due to the Disability of the Executive, the Company shall, for a period of one (1) year from the date of termination, provide the Executive with the term life insurance and medical insurance as are in effect at the time of termination. The Executive, for purposes hereof, shall be deemed to be "Disabled" when, as a result of bodily injury or disease or mental disorder he is so disabled that he is prevented from performing the principal duties of his employment and is under the regular care of a currently licensed physician or surgeon for such bodily injury, disease or mental disorder.

7.       TERMINATION FOR CAUSE.

         The term "Termination for Cause" shall mean termination because of (i) any act, or failure to act, by the Executive involving fraud or willful malfeasance in the performance of his duties under this Agreement, including, but not limited to, Executive's willful failure to serve as a full time employee of the Company pursuant to the terms and provisions of Section 1 of this Agreement, or (ii) the Executive's unlawful appropriation of a corporate opportunity or other breach of fiduciary duty or other obligation to the Company, or (iii) the conviction of the Executive of a felony under federal or state law. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any unexercised stock options granted pursuant to Section 3(d) of this Agreement shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and such options shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

8.       NOTICE.

         (a) Any purported termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, ten (10) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such ten (10) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

9.       CONFIDENTIALITY

         Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever which is not otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section 9, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

10.      NON-COMPETITION.

         Upon any termination of Executive's employment hereunder pursuant to
Section 4 hereof, Executive agrees not to compete with the Company for a period of eighteen (18) months following such termination in those states within the United States and those countries outside the United States in which the Company conducts business (the "Restricted Area"); provided, that the Executive may continue his involvement with the Permitted Interests and the ownership by the Executive of less than five percent (5%) or less of a publicly-traded class of securities shall not be deemed a violation of this Section 10. Executive agrees that during such period and within the Restricted Area, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the business activities of the Company. The parties hereto, recognizing that irreparable injury will result to the Company, its business and property in the event of Executive's breach of this Section 10 agree that in the event of any such breach by Executive, the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 7 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive. Notwithstanding the foregoing, in the case of an Event of Termination, Executive shall not be subject to the non-compete provisions of this Section 10 if Executive elects not to receive the payments he is entitled to pursuant to Section 4(b) hereof.

11.      SOURCE OF PAYMENTS.

         All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company. The Company may use insurance proceeds especially obtained therefore as partial payment in the event of disability.

12.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

         This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.      NO ATTACHMENT.

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

14.      MODIFICATION AND WAIVER.

         (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.      SEVERABILITY.

         If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.      HEADINGS FOR REFERENCE ONLY.

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.      GOVERNING LAW.

         This Agreement shall be governed by the laws of the State of New York without regard to conflicts of laws principles, unless otherwise specified herein.

18.      PAYMENT OF LEGAL FEES.

         All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, if Executive is successful pursuant to a legal judgment, arbitration or settlement.

19.      INDEMNIFICATION.

         The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

20.      SUCCESSOR TO THE COMPANY.

         The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

                                 SIGNATURES

         IN WITNESS WHEREOF, ______________________ has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Executive has signed this Agreement, on the 13th day of February, 1996.

                                       N2K INC.

                                       By:
                                          --------------------------------------
                                           Name:
                                           Title:

                                          --------------------------------------
                                          LAWRENCE L. ROSEN, Executive

                                   SCHEDULE 1

                                LAWRENCE L. ROSEN

1. Roaring Fork Music Publishers - music publishing company that purchases musical compositions and music catalogues, entity owns over 300 titles and handles licensing arrangements for compilations, movies and sampling. Publishing deals with new artists.

2.       Turtle Creek Music Publishers - see #1 above.

3. Grusin/Rosen Productions - production company to produce musical artists for record labels.

4. Larry Rosen Productions, Inc - production company owns interest in Grusin/Rosen Productions.

5.       M/V Jazz, Inc. - company owns a charter boat.

6. Endorsements - certain product endorsements by Mr. Rosen consistent with past practices, including, but not limited to, endorsements for the "Panasonic Ramsa Division".

7. Indovideo Arts Music Limited - owns 15% of company that operates a satellite video music channel in Southeast Asia.

8.       GRD Group LLC - ownership interest in investment group.

9. National Foundation for the Advancement of the Arts - serves as a member of the Board of Trustees.

10.      National Foundation for Jazz Educators - member

11.      Carnegie Hall Jazz Committee - member

12.      Music for Youth Foundation - president